As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-112836

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIVO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2160 Gold Street Alviso, California 95002 (408) 519-9100	77-0463167 (I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David H. Courtney

Chief Financial Officer and Executive Vice President,

Worldwide Operations and Administration

2160 Gold Street

Alviso, California 95002

(408) 519-9100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy To:

Laura L. Gabriel, Esq.

Keith Benson, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 1900

San Francisco, California 94111

(415) 391-0600

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $0.001 per share	325,142 shares	$11.82(1)	$3,843,178.44(1)	$486.93(2)

Common Stock, par value $0.001 per share	31,708 shares	$11.12(3)	$352,592.96(3)	$44.67

Preferred Stock Purchase Rights	(4)	(4)	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee, which has been calculated based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on February 9, 2004, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(2)	Previously paid in connection with the initial filing of the Registration Statement on March 13, 2004.
(3)	Estimated solely for the purpose of calculating the registration fee, which has been calculated based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on March 9, 2004, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(4)	Each share of common stock includes a right to purchase one one-hundredth of a share of the registrant’s Series B Junior Participating Preferred Stock, par value $0.001 per share. The rights to purchase shares of the registrant’s Series B Junior Participating Preferred Stock are attached to and trade with the shares of the registrant’s common stock being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the registrant’s common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is incomplete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 12, 2004

PROSPECTUS

TiVo Inc.

356,850 Shares

Common Stock

This prospectus relates to up to 356,850 shares of our common stock, par value $.001 per share, which may be offered for sale by the selling stockholders named in this prospectus. Each share of our common stock carries with it the right to purchase one one-hundredth of a share of our series B junior participating preferred stock. The shares of common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices.

Our common stock is quoted on the Nasdaq National Market under the symbol “TIVO”. On March 9, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $10.78 per share.

We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus. We will pay all expenses incurred in connection with the registration of the common stock. Each selling stockholder will pay any underwriting discounts and commissions with respect to shares of common stock sold by it.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                 , 2004

We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to 2160 Gold Street, Alviso, California 95002, or call (408) 519-9100 and ask to speak to someone in our Investor Relations department.

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RISK FACTORS

Before you decide whether to purchase any of our securities offered by this prospectus, in addition to the other information in this prospectus, you should carefully consider the following risk factor and the risk factors set forth under the heading “Factors that May Affect Future Operating Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

Additional Risks Related to this Offering

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

Although we have dismissed Arthur Andersen as our independent public accountants and engaged KPMG LLP, our consolidated financial statements as of and for the one-month transition period ended January 31, 2001, and the fiscal years ended December 31, 2000 and 1999 have only been audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. On October 16, 2002, Arthur Andersen was sentenced to five years probation and fined $500,000 as a result. In light of the jury verdict and the underlying events, Arthur Andersen informed the Securities and Exchange Commission that it would cease practicing before the Securities and Exchange Commission by August 31, 2002, unless the Securities and Exchange Commission determined another date was appropriate. A spokesperson for Arthur Andersen announced that, as of August 31, 2002, Arthur Andersen voluntarily relinquished, or consented to revocation of, its firm permits in all states where it was licensed to practice public accountancy with state regulators. A substantial number of Arthur Andersen’s personnel have already left the firm, including the individuals responsible for auditing our audited financial statements incorporated by reference in this prospectus. Accordingly, you are unlikely to be able to exercise effective remedies or collect judgments against them.

In addition, Arthur Andersen has not consented to the incorporation by reference of their audit report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their audit report in this prospectus, you may not be able to recover against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Moreover, as a public company, we are required to file with the Securities and Exchange Commission periodic financial statements audited or reviewed by an independent public accountant. The Securities and Exchange Commission has said that it will continue accepting financial statements audited by Arthur Andersen on an interim basis so long as a reasonable effort is made to have Arthur Andersen reissue its audit reports and to obtain a manually signed audit report from Arthur Andersen. Arthur Andersen has informed us that it is no longer able to reissue its audit reports because both the partner and the audit manager who were assigned to our account have left the firm. In addition, Arthur Andersen is unable to perform procedures to assure the continued accuracy of its audit report on our audited financial statements incorporated by reference in this prospectus. Arthur Andersen will also be unable to perform these procedures or to provide other information or documents that would customarily be received by us or underwriters in connection with financings or other transactions, including consents and “comfort” letters. As a result, we may encounter delays, additional expense and other difficulties in future financings. Any resulting delay in accessing or inability to access the public capital markets could have a material adverse effect on us.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements regarding our anticipated financial results, revenues, subscribers, use of funds and business plan. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those terms and other comparable terminology. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements have known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements.

These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading “Risk Factors” in this prospectus, and under the heading “Factors that May Affect Future Operating Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act of 1934, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, further events or otherwise.

THE COMPANY

We are a leading provider of television-based entertainment services enabled by digital video recorders, or DVRs, a rapidly emerging consumer electronics category. We offer the TiVo service, which gives customers greater control over their television viewing, enabling them to watch what they want, when they want. The TiVo service, through its menu-driven interface and easy-to-use navigation system, offers viewers enhanced control over live television, greater ease in locating and recording shows, and personalization through user-defined viewing preferences.

We operate in an emerging industry and face significant competition. Our success is dependent upon the market’s acceptance of the TiVo service and the DVRs which enable the TiVo service. To date, we have recognized limited revenue, have incurred significant losses and have had substantial negative cash flow. During the fiscal year ended January 31, 2004, we had net losses of $32.0 million. As of January 31, 2004, we had an accumulated deficit of $577.3 million.

Our executive offices are located at 2160 Gold Street, PO Box 2160, Alviso, CA 95002, and our telephone number is (408) 519-9100. TiVo Inc. and the TiVo logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has traded on the Nasdaq National Market under the symbol “TIVO” since September 30, 1999. Prior to that time, there was no public trading market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the Nasdaq National Market.

	High	Low
Year Ended January 31, 2002
First Quarter	$7.94	$3.97
Second Quarter	12.25	4.10
Third Quarter	7.41	2.75
Fourth Quarter	7.80	4.30

Year Ended January 31, 2003
First Quarter	$7.15	$3.70
Second Quarter	5.00	2.25
Third Quarter	4.94	2.50
Fourth Quarter	8.10	4.18

Year Ended January 31, 2004
First Quarter	$6.49	$4.40
Second Quarter	$14.51	$5.71
Third Quarter	$11.62	$7.12
Fourth Quarter	$11.74	$6.11

Year Ended January 31, 2004
First Quarter (through March 9, 2004)	$12.94	$10.01

We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future determination of the payment of dividends will be made at the discretion of the board of directors based upon various conditions, including our earnings, future prospects, financial condition and capital requirements as well as economic and business conditions and such other factors as the board of directors may deem relevant.

DESCRIPTION OF COMMON STOCK

We have authority to issue 150,000,000 shares of common stock. As of March 9, 2004, 79,897,896 shares of our common stock were outstanding and there were 790 holders of record.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our common stock. We expect to continue our current policy of paying no cash dividends to holders of our common stock for the foreseeable future. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of our common stock. All outstanding shares of common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by us.

Pursuant to our rights agreement, each share of our common stock currently trades with a right to purchase, under certain circumstances, 1/100th of a share of our series B junior participating preferred stock. For a description of these rights, see “Certain Anti-Takeover, Limited Liability and Indemnification Provisions—Stockholder Rights Plan” below.

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation’s voting stock.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may only be called only by a majority of the total number of authorized directors, the chairman of the board of directors, our chief executive officer or the holders of 50% of our common stock.

Our Board of Directors

Our certificate of incorporation and bylaws also provide that directors may be removed only for cause by a vote of a majority of the stockholders and that vacancies on the board of directors created either by resignation, death, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority of the directors in office, although less than a quorum. Our certificate of incorporation also provides for a classified board of directors and specifies that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Stockholder Rights Plan

Our board of directors has adopted a stockholder rights plan pursuant to a rights agreement dated as of January 16, 2001, between us and Wells Fargo Shareowner Services. One right currently trades with each share of our common stock. The stockholder rights plan provides for the distribution of one right on each share of common stock upon any person becoming an “acquiring person” as described below. Each right entitles the holder to buy 1/100th of a share of our series B junior participating preferred stock at an exercise price of $60. Subject to limited exceptions, the rights will become exercisable following the tenth day after a person or group announces the acquisition of 15% or more of our common stock (or 30.01% or more in the case of America Online, Inc. and its affiliates and associates until America Online and its affiliates and associates cease to beneficially own any shares of our common stock), and thereby becomes an “acquiring person,” or announces commencement of a tender offer or exchange offer, the consummation of which would result in the ownership by the person or group of 15% or more of our common stock (or 30.01% or more in the case of America Online and its affiliates and associates until America Online and its affiliates and associates cease to beneficially own any shares of our common stock). The rights are not exercisable as of March 12, 2004. We will be entitled to redeem the rights at $0.01 per right at any time prior to the time that a person or group becomes an acquiring person.

The operation of the stockholder rights plan could make it more difficult for us to be acquired by another company, even if our acquisition is in the best interests of our stockholders. The rights will cause substantial dilution to a person or group that acquires 15% or more of our common stock (or 30.01% or more in the case of America Online and its affiliates and associates until America Online and its affiliates and associates cease to beneficially own any shares of our common stock) on terms not approved by our board of directors.

The rights will expire in January 2011 unless earlier redeemed, exchanged or terminated. Wells Fargo Shareowner Services is the rights agent.

SELLING STOCKHOLDERS

On January 12, 2004, we entered into an Agreement and Plan of Merger with Strangeberry Inc. and Robert Currie, Adam Doppelt, Jonathan Payne and Arthur van Hoff, representing all of the common stockholders of Strangeberry, pursuant to which Strangeberry merged with and into a wholly-owned subsidiary of ours, with Strangeberry as the surviving corporation. Under the merger agreement, we issued 325,142 shares of our common stock, which are the subject to this prospectus, to the common and preferred stockholders of Strangeberry in exchange for all of the issued and outstanding shares of common and preferred stock of Strangeberry, in a private placement exempt from the registration requirements under the Securities Act.

In connection with the merger, we hired Messrs. Currie, Doppelt, Payne and van Hoff, who are also former employees of Strangeberry, into positions in our engineering, technical services and/or marketing development departments pursuant to binding employment offer letters as described in the footnotes to the table below. Under the terms of their employment offer letters, in addition to their base salary, bonus opportunity and standard employee option grants, these selling stockholders received an aggregate of 189,683 special options to purchase shares of our common stock under our 1999 Equity Incentive Plan, which are subject to a two-year vesting schedule.

Of the 325,142 shares issued pursuant to the merger agreement, 216,760 of the shares are not subject to vesting restrictions and may be sold by the selling stockholders upon and subject to the effectiveness of the registration statement to which this prospectus relates. The remaining 108,382 shares were issued to each of Messrs. Currie, Doppelt, Payne and van Hoff, subject to the terms of stock restriction agreements entered into between us and each of them, which are described in more detail below.

Of the 108,382 restricted shares, Messrs. Currie, Doppelt, Payne and van Hoff were issued 16,852, 30,510, 30,510 and 30,510 shares respectively, which are subject to the terms of their individual stock restriction agreements with us. Pursuant to the stock restriction agreements, the restricted shares issued to each of Messrs. Currie, Doppelt, Payne and van Hoff may not be sold or otherwise disposed of by them during a two-year restricted period until the restrictions lapse on their respective restricted shares. The restrictions on the restricted shares will lapse as follows: 25% after six months following January 12, 2004, 25% after one year following January 12, 2004, and the remaining 50% in substantially equal installments on the last day of each month during the twelve-month period following January 12, 2004. If a particular stockholder’s employment with us is terminated prior to the expiration of the two-year restricted period (other than a termination by us without cause or by the stockholder for good reason), then any shares as to which the restricted period has not lapsed with respect to that stockholder will immediately be forfeited to us for no additional consideration. If we terminate a particular stockholder’s employment without cause or if a particular stockholder terminates his employment for good reason, the restricted period on any of his remaining shares will immediately lapse.

On March 12, 2004, we executed a stock issuance agreement with Eric Goldwasser, Romi Goldwasser and Good Inventions LLC, a New York limited liability company, pursuant to which we issued an aggregate of 31,708 shares of our common stock to Good Inventions LLC. The execution of the stock issuance agreement and the issuance of the shares of common stock pursuant to the stock issuance agreement was an inducement to the Goldwassers to enter into a patent license agreement with us, pursuant to which the Goldwassers granted us an exclusive license to an early patent relating to digital video recording technology. Pursuant to the patent license agreement, we have agreed to make certain royalty payments to the Goldwassers and to share with the Goldwassers a portion of any net litigation recovery actually received by us and directly attributable to the enforcement of the patent against third parties.

The selling stockholders, including their permitted transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock, subject to the restrictions set forth below.

The following table sets forth information with respect to the selling stockholders and the number of shares of our common stock owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based on information which was provided to us by or on behalf of the selling stockholders as of March 12, 2004. The selling stockholders, including their transferees, pledges or donees or their successors, may from time to time, offer all, some or none of the shares of common stock listed in the following table. Because the selling stockholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock or the percentage of our outstanding common stock that will be held by the selling stockholders upon termination of any of these sales.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)(2)	Shares of Common Stock Offered by this Prospectus(2)	Shares of Common Stock Beneficially Owned After Offering(1)(3)	Percentage of Outstanding Common Stock Beneficially Owned After Offering(1)(3)
Robert Currie(4)	43,470	43,470	—	*
Adam Doppelt(5)	57,234	57,234	—	*
Jonathan Payne(6)	57,234	57,234	—	*
Arthur van Hoff(7)	63,014	63,014	—	*
Redpoint Associates II, LLC(8)	2,271	2,271	—	*
Redpoint Ventures II, L.P.(8)	81,544	81,544	—	*
Peter Gotcher	16,086	16,086	—	*
Reed Hasting	4,289	4,289	—	*
Good Inventions LLC(9)	31,708	31,708	—	*

*	Less than one percent.

(1)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 79,797,584 shares outstanding as of February 9, 2004.
(2)	Includes the following shares subject to the stock restriction agreements described above: Robert Currie 16,852, Adam Doppelt 30,510, Jonathan Payne 30,510 and Arthur van Hoff 30,510.
(3)	Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholders and that no other shares of common stock owned by the selling stockholders will be transferred or otherwise disposed of by the selling stockholders.
(4)	In connection with the Strangeberry merger, we hired Mr. Currie as our Vice President, Market Development, pursuant to a binding offer letter. In connection with his employment, we issued Mr. Currie options to purchase shares of common stock under our 1999 Equity Incentive Plan, none of which are exercisable within 60 days of February 9, 2004.
(5)	In connection with the Strangeberry merger, we hired Mr. Doppelt as an engineer in our member technical services group, pursuant to a binding offer letter. In connection with his employment, we issued Mr. Doppelt options to purchase shares of common stock under our 1999 Equity Incentive Plan, none of which are exercisable within 60 days of February 9, 2004.
(6)	In connection with the Strangeberry merger, we hired Mr. Payne as an engineer in our member technical services group, pursuant to a binding offer letter. In connection with his employment, we issued Mr. Payne options to purchase shares of common stock under our 1999 Equity Incentive Plan, none of which are exercisable within 60 days of February 9, 2004.
(7)	In connection with the Strangeberry merger, we hired Mr. van Hoff as a Principal Engineer, pursuant to a binding offer letter. In connection with his employment, we issued Mr. van Hoff options to purchase shares of common stock under our 1999 Equity Incentive Plan, none of which are exercisable within 60 days of February 9, 2004.
(8)	Redpoint Associates II, LLC is a limited liability company organized under the laws of Delaware. Redpoint Ventures II, L.P. is a limited partnership organized under the laws of Delaware. Redpoint Ventures II, LLC, a limited liability company organized under the laws of Delaware, is the managing member of Redpoint Associates II, LLC and the managing partner of Redpoint Ventures II, L.P. The managing directors of Redpoint Ventures II, LLC are Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, G. Bradford Jones, John L. Walecka and Geoffrey Y. Yang. Messrs. Brody, Dyal, Haley, Jones, Walecka and Yang exercise investment control over Redpoint Associates II, LLC and Redpoint Ventures II, L.P. Mr. Yang is a member of our board of directors.
(9)	The sole members of Good Inventions LLC are Eric Goldwasser, Romi Goldwasser and Todd Goldwasser. Eric Goldwasser is the managing member of Good Inventions.

Except as described above, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

Selling stockholders may transfer the shares listed above to a donee and any donee would become a selling stockholder under this prospectus. The selling stockholders also may loan or pledge the shares. If a selling stockholder defaults on a loan secured by the shares, the pledgee could obtain ownership of the shares and would then become a selling stockholder under this prospectus. Information concerning other selling stockholders will be set forth in prospectus supplements from time to time, if required.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them by this prospectus will be the purchase price thereof less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(l1) of the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(l1) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

A selling stockholder may decide not to sell any of the common stock described in this prospectus. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the common stock.

With respect to a particular offering of the common stock by a transferee of the securities, to the extent required, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the common stock to be offered and sold,

•	the names of the selling stockholders,

•	the respective purchase prices and public offering prices and other material terms of the offering,

•	the names of any participating agents, broker-dealers or underwriters, and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

VALIDITY OF THE SECURITIES

Certain legal matters in connection with the common stock offered by this prospectus will be passed upon for us by Matthew P. Zinn, Esq., our Vice President, General Counsel and Chief Privacy Officer.

EXPERTS

The consolidated financial statements of TiVo Inc. as of and for the fiscal years ended January 31, 2003 and 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP refers to the firm’s audit of the adjustments that were applied to revise the consolidated financial statements for the one-month ended January 31, 2001 and the year ended December 31, 2000, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the consolidated financial statements for the one-month ended January 31, 2001 and the year ended December 31, 2000 other than with respect to such adjustments.

The financial statements incorporated by reference in this prospectus for the one-month transition period ended January 31, 2001 and the calendar year ended December 31, 2000 have been incorporated by reference in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Internet site is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the shares of common stock. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus (or any document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference). This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	our annual report on Form 10-K for the year ended January 31, 2003, as amended by Amendment No. 1 on Form 10-K/A, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2003 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on June 2, 2003;

•	our quarterly report on Form 10-Q for the quarter ended April 30, 2003;

•	our quarterly report on Form 10-Q for the quarter ended July 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended October 31, 2003;

•	our current reports on Form 8-K, filed on March 7, 2003; May 22, 2003 (as amended on Form 8-K/A filed on June 16, 2003); June 27, 2003; July 30, 2003; August 26, 2003; November 4, 2003; November 20, 2003; January 23, 2004, January 28, 2004, February 11, 2004 and March 5, 2004; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to TiVo Inc., Attention: Investor Relations, 2160 Gold Street, PO Box 2160, Alviso, CA 95002 (telephone (408) 519-9100). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

Amount
Commission Registration Fee	$532
*Costs of Printing	30,000
*Legal Fees and Expenses	40,000
*Transfer Agent Fees	5,000
*Blue Sky Fees	5,000
*Accounting Fees and Expenses	5,000
*Miscellaneous Expenses	14,513

*Total	$100,045

*Estimated

ITEM 15.    LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation further states that if the Delaware General Corporation Law is later amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Our Amended and Restated Bylaws provide that we shall indemnify our officers and directors to the fullest extent not prohibited by Delaware law and authorizes us to modify the extent of such indemnification by individual contracts with our officers and directors. Our Amended and Restated Bylaws further provide, however, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in our sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required to be made pursuant to our contractual obligations to our directors and officers. Our Amended and Restated Bylaws further provide that we have the power to indemnify our officers, employees and other agents as set forth in the Delaware General Corporation Law.

We have entered into indemnification agreements with substantially all of our executive officers and directors, which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

ITEM 16.    INDEX TO EXHIBITS.

Exhibit Number	Exhibit Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-1 (No. 333-83515)).

4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the registrant’s Quarterly Report on Form 10-Q filed on November 14, 2000).

Exhibit Number		Exhibit Description

4.3		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the registrant’s Registration Statement on Form S-1 (No. 333-83515)).

4.4		Certificate of Designations of the Series B Junior Participating Preferred Stock of the registrant (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K/A filed on January 19, 2001).

4.5		Certificate of Correction to the Certificate of Designations of the Series B Junior Participating Preferred Stock of the registrant (incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K/A filed on January 19, 2001).

4.6		Rights Agreement, dated as of January 16, 2001, between the registrant and Wells Fargo Shareowner Services, as Rights Agent (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K/A filed on January 19, 2001).

4.7		First Amendment to Rights Agreement, dated as of February 20, 2001, between the registrant and Wells Fargo Shareowner Services, as Rights Agent (incorporated by reference to Exhibit 10 of the registrant’s current report on Form 8-K filed on February 28, 2001).

4.8	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Robert Currie.

4.9	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Adam Doppelt.

4.10	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Jonathan Payne.

4.11	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Arthur van Hoff.

5.1		Opinion of Matthew P. Zinn, Esq.

23.1		Consent of Matthew P. Zinn, Esq. (included in Exhibit 5.1).

23.2		Independent Auditors’ Consent.

24.1	*	Powers of Attorney.

* Previously filed.

Arthur Andersen LLP has not consented to the incorporation by reference of their report contained in our Transition Report on Form 10-KT filed on April 30, 2001 in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act.

ITEM 17.    UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alviso, state of California, on the 12th day of March, 2004.

TIVO INC.

By:	/s/ David H. Courtney

David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Michael Ramsay	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 12, 2004

/s/ David H. Courtney David H. Courtney	Chief Financial Officer, Executive Vice President, Worldwide Operations and Administration, and Director (Principal Financial and Accounting Officer)	March 12, 2004

* Charles B. Fruit	Director	March 12, 2004

* Eddy W. Hartenstein	Director	March 12, 2004
Signature	Title	Date

* John S. Hendricks	Director	March 12, 2004

* Randy Komisar	Director	March 12, 2004

* Mark W. Perry	Director	March 12, 2004

Tom Rogers	Director

* Joseph Uva	Director	March 12, 2004

Signature	Title	Date

* Geoffrey Y. Yang	Director	March 12, 2004

David M. Zaslav	Director

* /s/ David H. Courtney Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-1 (No. 333-83515)).

4.2		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the registrant’s Quarterly Report on Form 10-Q filed on November 14, 2000).

4.3		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the registrant’s Registration Statement on Form S-1 (No. 333-83515)).

4.4		Certificate of Designations of the Series B Junior Participating Preferred Stock of the registrant (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K/A filed on January 19, 2001).

4.5		Certificate of Correction to the Certificate of Designations of the Series B Junior Participating Preferred Stock of the registrant (incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K/A filed on January 19, 2001).

4.6		Rights Agreement, dated as of January 16, 2001, between the registrant and Wells Fargo Shareowner Services, as Rights Agent (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K/A filed on January 19, 2001).

4.7		First Amendment to Rights Agreement, dated as of February 20, 2001, between the registrant and Wells Fargo Shareowner Services, as Rights Agent (incorporated by reference to Exhibit 10 of the registrant’s current report on Form 8-K filed on February 28, 2001).

4.8	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Robert Currie.

4.9	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Adam Doppelt.

4.10	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Jonathan Payne.

4.11	*	Stock Restriction Agreement entered into as of January 12, 2004, by and between the registrant and Arthur van Hoff.

5.1		Opinion of Matthew P. Zinn, Esq.

23.1		Consent of Matthew P. Zinn, Esq. (included in Exhibit 5.1).

23.2		Independent Auditors’ Consent.

24.1	*	Powers of Attorney.

*	Previously filed.

Arthur Andersen LLP has not consented to the incorporation by reference of their report contained in our Transition Report on Form 10-KT filed on April 30, 2001 in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act of 1933.